

Andy Warhol
(b. 1928-1987)

Offering Circular
sec.gov



0% Progress

VALUE OFFERING

Andy Warhol is one of the most famous artists of all time. He's totaled more than $5 billion in career auction sales, more than any other American artist in history.

INVESTMENT THESIS

Initial Offering Price
$250,000

Discount to Fair Market Value
26.5%

Value | Similar Auction Sales | Record Price



$600k
$500k
$400k
$300k
$200k
$100k
$0
Peak Value
Fair Market Value
Offering Size

Important Collectors and Museums

Benny Blanco
Musician

David & Victoria Beckham
Sport, Fashion, and Music

Price Appreciation of Similar Works
7.4%

Sharpe Ratio (1995-2024)	watch video
Andy Warhol	▲0.49
S&P 500	0.54

INVEST NOW



Andy Warhol

(b. 1928-1987)

Why we like this offering

1. **Discounted Offering:** This work was internally appraised at $340k in January '25 and is available for $250k now, a 26.5% discount to our internally appraised value.*
2. **$5 Billion at Auction:** Warhol has totaled more than $5 billion in auction sales between 2000 and 2025, including $1 billion in the past 5 years alone, placing him second only to Picasso over those time frames.
3. **Most Expensive American Artist:** Warhol has a $195 million auction record on a Marilyn portrait sold in 2022. This result still holds the record for the most expensive auction painting ever sold by an American artist.
4. **Highly Prestigious:** Warhol is in the permanent collections of more than 130 museums worldwide, including the MoMA, the Met, and the Guggenheim.
5. **2 Exits:** Masterworks has exited two silkscreen works by Warhol. Past performance not indicative of future returns.
6. **High Sale Volume:** Accoring to our data, Warhol has more repeat sales than any artist we track by more than 2x, signaling attractive transaction volume and collector demand. (364 repeat sale pairs from '96-'24)
7. **Unique Series:** The Artwork is one of Andy Warhol's iconic screen-printed society portraits. As Andy Warhol's fame grew, socialites began commissioning portraits from him. These works became a significant aspect of his career, sustaining his less commercial projects.

On January 15, 2025, the Painting was appraised by Masterworks at a fair market value of $340,000. The January 15, 2025 Fair Market Value is equal to the price between a willing buyer and a willing seller on the open market, and only valid as of the effective date of such appraisals. For more information on Masterworks appraisal methodology, conflicts of interest and other important considerations, see "Description of Business – Art Appraisals" in the offering circular.

*Record auction price by Andy Warhol (Shot sage blue Marilyn) and previous Masterworks exits featuring artwork by Andy Warhol not included in set of similar sales to the live Offering featuring Andy Warhol.

Artist Metrics

2024 Total Auction Sales	2024 Auction Lots Sold	All Time Record Price
$93,649,948	258	$170,000,000

Turnover by Year



553.6M
415.2M
276.8M
138.4M
13 14 15 16 17 18 19 20 21 22 23 24

Lots Auctioned



Sold
Unsold
828
621
414
207
13 14 15 16 17 18 19 20 21 22 23 24

Initial Offering Price **$250,000**

Offering Circular sec.gov/edgar

Painting






About Andy Warhol

Andy Warhol (b. 1928- d. 1987) is one of the most prolific and popular Pop Art artists of all time from the boom of the movement in the 1960's to present day. With a background in advertising, his paintings and prints of everyday consumer products such as the Campell's soup cans are his most notable and relatable. Breaking records at auction, Warhol is also famous for his works of pop culture from characters such as the Wicked Witch of Wizard of Oz fame, to celebrities and icons like Jackie Kennedy Onassis and Marilyn Monroe. Posthumously, his retrospectives still travel the world, popularity never waning.

INVEST NOW

ANDY WARHOL

b. 1928-d.1987, UNITED STATES



$250,000

INITIAL OFFERING

7.4% ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

▲0.49 SHARPE RATIO[3]

27.8% ANNUAL GROWTH OF RECORD PRICE[4]

7.8% MEDIAN REPEAT SALE PAIR APPRECIATION[5]

Acrylic on canvas | 40 × 40 in.

Andy Warhol (b. 1928, Pittsburg, Pennsylvania - d. 1987, New York, New York) is among the most influential artists of the 20th century and is widely recognized as a leading figure of the Pop Art movement. Born Andrew Warhola to Carpatho-Rusyn immigrants, Warhol grew up modestly during the Great Depression.

On January 15, 2025, the Painting was appraised by Masterworks at a fair market value of $340,000. Additionally, on February 4, 2025, Masterworks retrospectively appraised the Painting at a fair market value of $600,000 ("Peak Value") effective as of December 31, 2015. The Peak Value is based on Masterworks' retrospective opinion of fair market value of the Artwork determined in relation to the artist's auction sales deemed relevant, adjusting for differences in size, palette, composition and execution during a period that was internally identified by Masterworks as a market peak for the artist. Both appraisals, copies of which are filed as Exhibit 99.4 and Exhibit 99.5, respectively, to the offering statement of which this offering circular is an integral part, are relevant only as of their respective issuance dates and are subject to important qualifications and limitations as set forth therein. Although the Company believes the appraisals provide relevant information for investors, each should only be viewed as a statement of opinion, and undue emphasis should not be placed on the appraised amounts. Valuation of unique art objects requires a high degree of subjectivity, so while the Company acknowledges that a sale at a public auction is one of the strongest indicators of value, it is not the only piece of information that should be taken into account. Unlike an auction for homogenous commodities with a deep demand base, the market for fine art is far more idiosyncratic and inefficient. The Company believes that it is typical for a buyer to overpay or underpay for an item relative to its fair market value depending on a variety of factors, where a single event can have a significant impact on supply and demand. This is the case because the art market is characterized by a limited number of potential buyers, particularly for items as valuable as the Artwork. Therefore, the singularity of each item, the timing and location of particular sales, and global economic conditions, may all significantly influence the outcome of a sale. The appraisals contain valuable information for potential investors, including a description of the methodology and specific attributes of the Artwork considered by Masterworks to be meaningful in the determination of fair market value. Notwithstanding the foregoing, investors should not place undue emphasis on the appraised value. For more information on Masterworks appraisal methodology, conflicts of interest and other important considerations, see "Description of Business – Art Appraisals" in this offering circular.

The Andy Warhol Foundation is the beneficiary of the artist's estate and works exclusively with Christie's as its sales agent. The Foundation collaborated with the Carnegie Institute and the Dia Art Foundation to found the Andy Warhol Museum in 1989, one of the largest single-artist

THE ARTIST'S AUCTION RECORDS ARE LED BY SHOT SAGE BLUE MARILYN (1964), WHICH SOLD FOR $195,040,000 AT CHRISTIE'S NEW YORK ON MAY 9, 2022, THE MOST EXPENSIVE AMERICAN ARTWORK EVER SOLD AT AUCTION, FOLLOWED BY SILVER CAR CRASH (DOUBLE DISASTER) (1963), WHICH SOLD FOR $105,445,000 AT SOTHEBY'S NEW YORK ON NOVEMBER 13, 2013, WHITE DISASTER (WHITE CAR CRASH 19 TIMES) (1963), WHICH SOLD FOR $85,350,500 AT SOTHEBY'S

museums in the world and the largest in North America. Warhol has also been the subject of numerous international major survey and retrospective exhibitions at institutions such as the Museum of Modern Art in New York, the Whitney Museum of American Art, the Art Institute of Chicago, the Museum of Contemporary Art in Los Angeles, the Tate Modern in London, the Royal Scottish Academy in Edinburgh, the Centre Pompidou in Paris, the Louisiana Museum in Humlebaek, Denmark, the Museum Ludwig in Cologne, Palazzo Grassi in Venice, and Queensland Art Gallery in Brisbane, Australia, among many others. His works are also held in major permanent collections, including the Metropolitan Museum of Art in New York, Museum of Modern Art in New York, Solomon R. Guggenheim Museum in New York, Smithsonian American Art Museum in Washington, D.C., San Francisco Museum of Modern Art, Tate Modern in London, Museum Ludwig in Cologne, Museo Nacional Centro de Arte Reina Sofía, Moderna Museet in Stockholm, and Musée d'Art Moderne in Paris, among many other prestigious institutions. Warhol's commercial and institutional success is reflected in his secondary market. In 2024, he totaled over $146 million in auction sales, making him the fifth highest selling artist at auction that year. As of February 2025, he has the most repeat sales of all the postwar and contemporary artists Masterworks tracks by more than double, signaling attractive transaction volume and collector demand. (364 repeat sale pairs from '96-'24). The artist's auction records are led by Shot sage blue Marilyn (1964), which sold for $195,040,000 at Christie's New York on May 9, 2022, the most expensive American artwork ever sold at auction, followed by Silver Car Crash (Double Disaster) (1963), which sold for $105,445,000 at Sotheby's New York on November 13, 2013, White Disaster (White Car Crash 19 Times) (1963), which sold for $85,350,500 at Sotheby's New York on November 16, 2022.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


49500
36240
66139
75208
86544
50710
153929
118008
290062
197748
492000
505000
229000
415601
438144
219863
579870
325598
318503
302500
266500
179032
170893
316304
269000
204077
200000
431670
377972
367037
601563
533400
1/1/1990
1/1/2000
1/1/2010
1/1/2020
Implied Historical Growth

Andy Warhol (b. 1928, Pittsburg, Pennsylvania - d. 1987, New York, New York) is among the most influential artists of the 20th century and is widely recognized as a leading figure of the Pop Art movement. Born Andrew Warhola to Carpatho-Rusyn immigrants, Warhol grew up modestly during the Great Depression. He suffered from Sydenham chorea, which often left him bedridden, where he would read comic books and magazines. From 1945 to 1949, he studied pictorial design at the Carnegie Institute of Technology (now Carnegie Mellon University). Upon graduation, Warhol moved to New York to pursue a commercial art career and worked as an illustrator and window display designer. He quickly became an award-winning illustrator with clients like Tiffany & Co., Columbia Records, and Vogue, among other iconic brands. He took an entrepreneurial approach to his art and employed assistants for his studio, later known as "The Factory." Inspired by the burgeoning movement in England, Warhol created his first Pop Art paintings based on comics and advertisements in 1961. The following year, he developed his signature style characterized by repetition, commercial subjects, and photographic silkscreen printing techniques. This led to his series of celebrity portraits that featured Marilyn Monroe, Elvis Presley, and Elizabeth Taylor, among others, and his series of Campbell's Soup Cans. The soup cans were exhibited in his first solo Pop Art exhibition at Ferus Gallery in Los Angeles in July 1962. In 1963, Warhol began his Death and Disaster series and his first box sculptures. His Flowers quickly followed in 1964 as a lighter subject still in dialogue with the fleeting nature of beauty and life. In 1968, he faced his mortality when the radical feminist Valerie Solanas shot him in the torso in a failed assassination attempt after he refused to produce her play. This traumatic experience led to a period of isolation where he focused on private commissions. In addition to his prolific visual art practice, Warhol was active in the underground film and publishing scenes in New York, co-founding Interview magazine in 1969, publishing two books, and producing two TV shows for cable television, among other projects. His collaborative approach to artwork and active social life led him to work with the next generation of artists like Jean-Michel Basquiat, Francesco Clemente, and Keith Haring in the 1980s. Warhol died on February 22, 1987, from complications after a gallbladder removal surgery.



ANDY WARHOL



ANDY WARHOL



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Andy Warhol with the following criteria: Single figure female portraits on canvas created between 1980 and 1982 that measure between 40 inches and 40 inches, excluding "Ten Portraits Of Jews Of The Twentieth Century" series and portraits that are stylistically different. The data was sourced from the Masterworks public sale database based on publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. The risk-adjusted appreciation, otherwise known as “Sharpe Ratio”, can be used to evaluate the total performance of an asset, portfolio, or in this case the artist’s market, and indicates how well the artist’s market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Andy Warhol has a risk-adjusted appreciation of 0.49. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as “repeat sales”), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist’s first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. “Repeat sales” exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist’s main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A “record price” reflects the highest hammer price (excluding auction house buyer’s premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist’s market momentum and growth rate. Artworks by Andy Warhol have a record price compound annual growth rate (“CAGR”) of 27.8% from May 10, 1984 to June 30, 2024. This calculation is based on (i) a record price of $9,000 on May 10, 1984, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $170,000,000, the most recent record price as of June 30, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as “repeat sales”). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist’s market over time. The median repeat sale pair appreciation for Andy Warhol is 7.8%, which is based on 364 repeat sales during the time period beginning on the first purchase price date for the artist’s earliest repeat sales pair, which in the case of Andy Warhol was May 8, 1996 and ending on the last date a repeat sale occurred for such artist, which in the case of Andy Warhol was June 14, 2024. “Repeat sales” exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist’s main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

The information contained on the Masterworks website has been prepared by Masterworks without reference to any particular user’s investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual’s own goals, time horizon, and tolerance for risk.

YOU MUST CAREFULLY REVIEW THE RELEVANT MASTERWORKS OFFERING CIRCULAR AND OFFERING STATEMENT BEFORE DECIDING TO INVEST.

Investment overviews on the Masterworks website contain summaries of the purpose and the principal business terms of the investment opportunities. Such summaries are intended for informational purposes only and do not purport to be complete, and each is qualified in its entirety by reference to the more detailed discussions contained in the respective Offering Circular filed with sec or other offering materials relating to such investment opportunity.

An indication of interest involves no obligation or commitment of any kind by either party. By using this website, you accept the Masterworks Terms of Use (which require that disputes be resolved through binding arbitration) and Privacy Policy. Any person interested in investing in any Masterworks offering should review our disclosures and the most recent publicly filed offering statement relating to that offering, a copy of which will be available on this website (www.masterworks.com), or as available on the sec’s edgar website.

Masterworks is not registered, licensed, or supervised as a broker dealer by the sec, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority.

Masterworks does not offer refunds after an investment has been made. Please review the relevant offering materials and subscription documentation before making an investment decision. For additional important information, see “Important Disclosures”.

Masterworks, LLC is located at 225 Liberty Street, 29th Floor, New York NY, 10281.